                                                                    Exhibit 99.1

DEL
Global
Technologies
Corp.

                              FOR IMMEDIATE RELEASE

                        DEL GLOBAL TECHNOLOGIES ANNOUNCES
                  FISCAL 2007 SECOND QUARTER FINANCIAL RESULTS

          COMPANY TO CONDUCT CONFERENCE CALL ON THURSDAY, MARCH 8, 2007

Q2 FY 2007 BUSINESS AND OTHER FINANCIAL HIGHLIGHTS
     o SALES ROSE 21.8% TO $26.8 MILLION
     o OPERATING INCOME OF $2.5 MILLION
     o NET INCOME OF $1.1 MILLION, OR $0.09 PER DILUTED SHARE
     o BACKLOG AT JANUARY 27, 2007 UP 23.7% TO $27.7  MILLION FROM $22.4 MILLION
       AT JULY 29, 2006
     o COMPANY  GENERATES $5.6 MILLION IN CASH FROM OPERATIONS IN THE FIRST HALF
       OF FISCAL 2007
     o RIGHTS OFFERING OVERSUBSCRIBED

FRANKLIN PARK, IL - MARCH 6, 2007 -- DEL GLOBAL  TECHNOLOGIES CORP. (DGTC) ("Del
Global" or "the Company") today announced  financial results for its fiscal 2007 second quarter ended January 27, 2007.

Consolidated  net sales for the second quarter of fiscal 2007 increased 21.8% to
$26.8  million  from $22.0  million in the second  quarter of fiscal  2006,  due primarily to higher sales at the Medical Systems Group. Net sales at the Medical
Systems Group rose 25.6% to $23.9  million from $19.0 million in the  comparable prior year  period.  Sales were  favorably  impacted by  increased  sales to the
Russian  market,  an Italian  government  financed sale of medical  equipment to
Ethiopia,  stronger than expected  dental systems sales,  and increased sales of higher-priced digital PRODUCTS. Sales at the Power Conversion Group ("RFI") were essentially flat at $2.9 million versus $3.0 million in the prior year period.

Consolidated  gross margin improved to 25.2% during the second quarter of fiscal
2007  from  23.7% in the  second  quarter  of fiscal  2006.  This  increase  was primarily due to reduced warranty expenses totaling $0.4 million associated with reserves at the Medical Systems Group  reflecting the expiration of the warranty period on several  specific  customer  contracts.  Gross  margin at the  Medical
Systems  Group during the second  quarter of fiscal 2007  improved to 24.5% from
22.6% in the prior year's  second  quarter due to the reduced  warranty  expense noted above,  partially offset by lower margins  associated with increased sales of digital  products.  While digital  products  generally  have a higher selling price than the non-digital  product  offerings,  they also have a higher cost of sales resulting in lower gross margin percentages.  Gross margin at RFI improved to 31.2% from the prior year's second quarter gross margin of 30.9%.

Selling,  general and  administrative  expenses  ("SG&A") for the current second quarter  declined  to 13.6% of net  sales  from  17.2% of net sales in the prior year's second quarter, primarily as a result of increased sales volume without a corresponding increase in costs. Likewise,  total operating expenses declined to

15.7% of net sales from 19.1% of sales in the same period one year ago, also due to higher total sales without a corresponding increase in costs.

Operating  income for the current year second  quarter was $2.5 million,  a $1.5 million  improvement from operating income of $1.0 million in the second quarter of fiscal 2006.  The Medical  Systems Group posted a second  quarter fiscal 2007 operating  income of $2.6 million as compared to $1.3 million in the same period one year ago, while RFI generated  operating  income of $0.3 million as compared to $0.4 million one year ago.

Interest  expense for the second  quarter of fiscal 2007 was slightly lower than the prior year's second quarter due to lower borrowing  balances compared to the prior year.

The Company has not provided for a U.S. income tax benefit in the second quarter of fiscal 2007. With the exception of tax provisions and adjustments recorded at
Villa, Del Global's Italian  subsidiary,  the Company recorded no adjustments to its current or net  deferred  tax  accounts  during the current and prior year's second quarter.

Reflecting  the above,  Del Global  recorded net income in the second quarter of fiscal 2007 of $1.1 million,  or $0.09 per diluted share on  approximately  12.0 million weighted average common shares outstanding  ("shares  outstanding"),  as
compared  to  net  loss  of  $0.1  million,   or  $0.01  per  diluted  share  on
approximately  11.1 million  shares  outstanding,  during the second  quarter of fiscal 2006.

BACKLOG

Consolidated  backlog at January  27,  2007 rose  23.7% to  approximately  $27.7 million  from  approximately  $22.4  million  at July 29,  2006.  Backlog at the
Medical Systems Group rose by $5.2 million from July 29, 2006 levels, reflecting strong  international  bookings  during the six month period  ended  January 27,
2007.  RFI also  increased its backlog by $0.1 million from the beginning of the fiscal year.  Substantially all of the backlog should result in shipments within the next 12 months.

FINANCIAL CONDITION

Del Global's  balance  sheet at January 27, 2007  reflected  working  capital of
$10.3 million,  shareholders'  equity of $13.6 million,  and a net book value of
$1.16 per share.  As of January  27,  2007,  Del Global had  approximately  $2.1 million of excess  borrowing  availability  under its domestic  revolving credit facility  compared to $0.5 million at July 29, 2006. In addition,  as of January
27, 2007, Del Global's Villa subsidiary had an aggregate of  approximately  $9.5 million of excess borrowing  availability  under its various  short-term  credit facilities.  Terms of the  Italian  credit  facilities  do not permit the use of borrowing  availability to directly finance operating activities at Del Global's
U.S. subsidiaries.

COMMENTS

James A. Risher,  Del Global's  President and Chief Executive Officer commented,
"We are  making  continued  progress  towards  building  greater  value  for our shareholders, through both immediate and long-term initiatives, and look forward to our future with confidence. We achieved operating profitability and increased backlog at both of our business segments in the second quarter,  and are focused on further  penetrating  new  domestic  and  international  markets.  Del Global generated  approximately  $5.6 million of cash from operations  during the first half of fiscal 2007  compared to $1.4  million in the prior  fiscal year period.
Del Global's  ability to generate  operating  cash flow  reflects the success to date of our  various  business  initiatives,  and  will  serve  as an  important component of our strategy going forward."

RIGHTS OFFERING

Under the terms of the  Company's  previously  announced  rights  offering,  the
Company   distributed  to  shareholders  of  record  as  of  February  5,  2007, non-transferable  subscription  rights to  purchase  one share of the  Company's common stock for each share owned at that date at a subscription  price of $1.05 per share.  An aggregate of 12,027,378  shares of Del Global's common stock at a
subscription   price  of  $1.05  per  share  was   offered.   The  offering  was
oversubscribed   by   shareholders.   Proceeds  from  the  rights   offering  of
approximately $12.6 million will be used for debt repayment, anticipated working capital needs, and general corporate purposes. A portion of the net proceeds may also be used to acquire or invest in businesses,  products and technologies that
Company  management  believes  are  complementary  to  the  Company's  business.
However,  the  Company  has  no  definitive  agreements  nor  is it  in  serious discussions  to acquire or invest in any business,  product or  technology.  The subscription  agent for the rights  offering  will  return to  shareholders  any excess payments related to  over-subscriptions  promptly once the results of the rights offering are finalized.

INVESTOR CONFERENCE CALL

Del Global will host a  conference  call on  Thursday,  March 8, 2007 at 3:00 pm
Eastern  Time / 2:00 pm Central Time to discuss  these  results.  The  telephone number  to join  this  conference  call is (888)  737-9832  (Domestic)  or (706)
679-0770  (International).  A taped replay of the call will be available through
11:59  P.M.  Eastern  Time on  March  22,,  2007.  Please  dial  (800)  642-1687
(Domestic)  or (706)  645-9291(International)  and enter the  number  1381014 to listen to the replay.  In addition,  the conference  call will be broadcast live over the Internet  under the  "Investor  Relations"  section of Del Global's web site at WWW.DELGLOBAL.COM; click on "Presentations & Webcasts." To listen to the live  call on the  Internet,  go to the web site at least  15  minutes  early to register,  download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed on Del Global's website for approximately five business days.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global  Technologies  Corp. is primarily engaged in the design,  manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary  applications  through the Del Medical Systems Group. Through its
U.S.  based Del Medical  Imaging  Corp.  and Milan,  Italy  based Villa  Sistemi
Medicali  S.p.A.  subsidiaries  the Company offers a broad  portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems  to the  global  marketplace.  Through  its RFI  subsidiary,  Del Global manufactures  proprietary  high-voltage  power conversion  subsystems  including electronic filters, high voltage capacitors, pulse modulators,  transformers and reactors,  and a variety of other  products  designed for  industrial,  medical,
military  and  other  commercial   applications.   The  company's  web  site  is
WWW.DELGLOBAL.COM.

Statements   about  future   results   made  in  this  release  may   constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation   Reform  Act  of  1995.   These  statements  are  based  on  current
expectations  and the current  economic  environment.  Del Global  cautions that these  statements are not  guarantees of future  performance.  These  statements involve a number of risks  and  uncertainties  that are  difficult  to  predict, including,  but not  limited  to: the  ability of Del  Global to  implement  its business  plan;  retention of  management;  changing  industry  and  competitive conditions;  obtaining  anticipated operating  efficiencies;  securing necessary capital facilities;  favorable  determinations in various legal matters;  market and operating  risks from foreign  currency  exchange  exposures;  and favorable general economic  conditions.  Actual results could differ materially from those expressed or implied in the forward-looking  statements.  Important  assumptions and other important factors that could cause actual results to differ materially from those in the  forward-looking  statements  are  specified in the  Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:                     MEDIA RELATIONS:
James A. Risher                                    M. Thomas Boon
Chief Executive Officer                            VP Global Sales and Marketing
(847) 288-7065                                     (847) 288-7023

Mark A. Zorko
Chief Financial Officer
(847) 288-7003

THE EQUITY GROUP INC.
Devin Sullivan
Senior Vice President
(212) 836-9608

                 DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                        Three Months Ended     Six Months Ended
                                        Jan. 27,  Jan. 28,    Jan. 27,  Jan. 28,
                                          2007      2006        2007      2006
                                        ------------------    ------------------

 NET SALES                               $26,771   $21,994     $46,057   $38,233
 COST OF SALES                            20,022    16,780      35,311    29,284
                                         -------   -------     -------   -------
 GROSS MARGIN                              6,749     5,214      10,746     8,949
                                         -------   -------     -------   -------

 Selling, general and administrative       3,649     3,773       6,990     6,772
 Research and development                    551       429         968       782
 Litigation settlement costs                  --        --          --       500
                                         -------   -------     -------   -------
 Total operating expenses                  4,200     4,202       7,958     8,054
                                         -------   -------     -------   -------
 OPERATING INCOME                          2,549     1,012       2,788       895

 Interest expense                            361       384         688       594
 Other expense                                37        53          28        40
                                         -------   -------     -------   -------
 NET INCOME BEFORE INCOME TAX PROVISION
   AND MINORITY INTEREST                   2,151       575       2,072       261
 INCOME TAX PROVISION                      1,069       524       1,477       696
                                         -------   -------     -------   -------
 NET INCOME (LOSS) BEFORE MINORITY
  INTEREST                                 1,082        51         595      (435)
MINORITY INTEREST                             --       111          --       108
                                         -------   -------     -------   -------
NET INCOME (LOSS)                        $ 1,082   $   (60)    $   595   $  (543)
                                         =======   =======     =======   =======

INCOME (LOSS) PER COMMON SHARE(BASIC AND DILUTED)

Net income (loss) per basic and
  diluted share                          $  0.09   $ (0.01)    $  0.05   $ (0.05)
                                         =======   =======     =======   =======
Weighted average number of common
  shares outstanding (in thousands):
     Basic                                11,661    11,077      11,653    10,854
                                         =======   =======     =======   =======
     Diluted                              11,981    11,077      11,927    10,854
                                         =======   =======     =======   =======

                     DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
                           CONSOLIDATED SUMMARY BALANCE SHEETS
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      January 27, 2007    July 29, 2006
                                                      ----------------    -------------
                                                         (Unaudited)
                                                         -----------

Current Assets                                           $    42,092        $   34,959
Total Assets                                             $    56,179        $   49,153

Current Liabilities                                      $    31,823        $   28,024
Total Liabilities                                        $    42,607        $   36,339

Shareholders' Equity                                     $    13,572        $   12,814

Common Shares Outstanding at the End of the Period            11,661            11,636

Book Value Per Share                                     $      1.16        $     1.10